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                                                                   EXHIBIT 8.1








                     [LETTERHEAD OF ANDREWS & KURTH L.L.P.]

                                November 5, 1998




Equity Corporation International
415 South First Street, Suite 210
Lufkin, Texas 75801


                                   TAX OPINION

Gentlemen:

                  We have acted as counsel for Equity Corporation International, a Delaware corporation (the "Company"), in connection with the Agreement and Plan of Merger, dated as of August 6, 1998, among Service Corporation International, a Texas corporation ("SCI"), SCI Delaware Funeral Services, Inc., a Delaware corporation ("Merger Sub"), and the Company (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company.

                  All statements of legal conclusions attributable to us in the discussion under the caption "Certain Material Federal Income Tax Consequences" in the prospectus included in the Registration Statement on Form S-4 of SCI filed in respect of the transactions contemplated in the Merger Agreement reflect our opinion with respect to the matters set forth therein.

                  We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement.

                                Very truly yours,

                                /s/ ANDREWS & KURTH L.L.P.

                                Andrews & Kurth L.L.P.